                                                                    EXHIBIT 99.5

               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

     On December 5, 2001, Burlington Resources Inc. ("BR") acquired all of the outstanding common stock of Canadian Hunter Exploration Ltd. ("Hunter") for cash consideration of C$53 per share representing an aggregate value of approximately U.S. $2.1 billion. The acquisition was funded primarily with the proceeds from the issuance of $1.5 billion of fixed-rate notes and $400 million of commercial paper. The acquisition was accounted for under the purchase method in accordance with SFAS No. 141, Business Combinations.

     The following unaudited pro forma combined statements of income are presented to give effect to the acquisition of Hunter by BR under the purchase method of accounting. The unaudited pro forma combined statements of income for the year ended December 31, 2000 and the nine months ended September 30, 2001 assume that the transaction had been consummated on January 1, 2000. The unaudited pro forma combined statements of income do not reflect any cost savings or other synergies which may result from the transaction and are not necessarily indicative of future results of operations. These unaudited pro forma combined statements of income are presented in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") under the successful efforts method of accounting for oil and gas properties. The unaudited pro forma combined statements of income should be read in conjunction with the historical consolidated financial statements of BR and Hunter, including the notes thereto, included in this Form 10-K and Exhibits
99.3 and 99.4 to this Form 10-K, respectively.

                                                                    EXHIBIT 99.5

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                                                             NINE MONTHS ENDED SEPTEMBER 30, 2001
                                                      --------------------------------------------------
                                                                     HUNTER
                                                                   HISTORICAL    PRO FORMA
                                                          BR       U.S. GAAP    ADJUSTMENTS    PRO FORMA
                                                      HISTORICAL    (NOTE 1)     (NOTE 2)      COMBINED
                                                      ----------   ----------   -----------    ---------
                                                           (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
REVENUES............................................    $2,715        $525         $  --        $3,240
                                                        ------        ----         -----        ------
COSTS AND EXPENSES
  Taxes Other Than Income Taxes.....................       130           2            --           132
  Transportation Expense............................       191          31            --           222
  Production and Processing.........................       368          36            --           404
  Depreciation, Depletion and Amortization..........       527         127            (5)(2a)      649
  Exploration Costs.................................       201           1            23(2b)       245
                                                                                      20(2e)
  Administrative....................................       119          12             4(2c)       135
                                                        ------        ----         -----        ------
Total Costs and Expenses............................     1,536         209            42         1,787
                                                        ------        ----         -----        ------
Operating Income....................................     1,179         316           (42)        1,453
Interest Expense....................................       132           2            82(2d)       216
Other Expense (Income) - Net........................         4          (3)           --             1
                                                        ------        ----         -----        ------
Income from Continuing Operations Before Income
  Taxes.............................................     1,043         317          (124)        1,236
Income Tax Expense (Benefit)........................       406         124           (82)(2f)      448
                                                        ------        ----         -----        ------
Income from Continuing Operations...................    $  637        $193         $ (42)       $  788
                                                        ======        ====         =====        ======
BASIC EARNINGS PER COMMON SHARE.....................    $ 3.05                                  $ 3.77
                                                                                                ======
DILUTED EARNINGS PER COMMON SHARE...................    $ 3.04                                  $ 3.75
                                                        ======                                  ======
Weighted Average Number of Common Shares
  Outstanding.......................................       209                                     209
                                                        ======                                  ======
Weighted Average Number of Common Shares
  Outstanding, Including Dilution...................       210                                     210
                                                        ======                                  ======

  See accompanying Notes to Unaudited Pro Forma Combined Statements of Income.

                                                                    EXHIBIT 99.5

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                                                                 YEAR ENDED DECEMBER 31, 2000
                                                      --------------------------------------------------
                                                                     HUNTER
                                                                   HISTORICAL    PRO FORMA
                                                          BR       U.S. GAAP    ADJUSTMENTS    PRO FORMA
                                                      HISTORICAL    (NOTE 1)     (NOTE 2)      COMBINED
                                                      ----------   ----------   -----------    ---------
                                                           (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
REVENUES............................................    $3,147        $501        $   --        $3,648
                                                        ------        ----        ------        ------
COST AND EXPENSES...................................
Taxes Other than Income Taxes.......................       147           2                         149
Transportation Expense..............................       240          23                         263
Production and Processing...........................       463          36                         499
Depreciation, Depletion and Amortization............       704         130             8(2a)       842
Exploration Costs...................................       237           1            19(2b)       283
                                                                                      26(2e)
Administrative......................................       165          15             8(2c)       188
                                                        ------        ----        ------        ------
Total Costs and Expenses............................     1,956         207            61         2,224
                                                        ------        ----        ------        ------
Operating Income....................................     1,191         294           (61)        1,424
Interest Expense....................................       197          44           109(2d)       350
Other Expense (Income) - Net........................        27           1            --            28
                                                        ------        ----        ------        ------
Income Before Income Taxes..........................       967         249          (170)        1,046
Income Tax Expense (Benefit)........................       292         108          (111)(2f)      289
                                                        ------        ----        ------        ------
Income from Continuing Operations...................    $  675        $141        $  (59)       $  757
                                                        ======        ====        ======        ======
BASIC EARNINGS PER COMMON SHARE.....................    $ 3.13                                  $ 3.51
                                                        ======                                  ======
DILUTED EARNINGS PER COMMON SHARE...................    $ 3.12                                  $ 3.50
                                                        ======                                  ======
Weighted Average Number of Common Shares
  Outstanding.......................................       216                                     216
                                                        ======                                  ======
Weighted Average Number of Common Shares
  Outstanding, Including Dilution...................       216                                     216
                                                        ======                                  ======

See accompanying Notes to Unaudited Pro Forma Combined Statements of Income.

                                                                    EXHIBIT 99.5

                         PRO FORMA STATEMENTS OF INCOME
           NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

1.  CONVERSION OF HUNTER TO U.S. GAAP AND U.S. DOLLARS

     The historical consolidated financial statements of Hunter were prepared under Canadian GAAP and in Canadian dollars. For these unaudited pro forma combined financial statements, the historical financial information of Hunter has been converted to U.S. GAAP using the full cost method of accounting for oil and gas properties and converted to U.S. dollars using the average exchange rates for the nine months ended September 30, 2001 (.6506) and the year ended December 31, 2000 (.6737).

                    U.S. GAAP STATEMENTS OF INCOME -- HUNTER

                                                         PERIOD ENDED SEPTEMBER 30, 2001
                                       --------------------------------------------------------------------
                                         HUNTER                                      HUNTER        HUNTER
                                       HISTORICAL      U.S.                        HISTORICAL    HISTORICAL
                                        CANADIAN       GAAP        CONFORMING         U.S.       U.S. GAAP
                                          GAAP      ADJUSTMENTS    ADJUSTMENTS        GAAP         U.S. $
                                       ----------   -----------    -----------     ----------    ----------
                                                                  (IN MILLIONS)
REVENUES.............................    C$759         C$48(a)        C$--           C$810          $527
                                         -----         ----           ----           -----          ----
                                                          3(g)
COSTS AND EXPENSES
  Production and Processing..........       57                          (2)(c)          55            36
  Taxes Other than Income Taxes......                                    2(c)            2             2
  Transportation Expense.............                    48(a)                          48            31
  General and Administrative.........       20                          (1)(d)          19            12
  Interest and Other Financing
     Charges.........................        3                          (3)(e)          --            --
  Exploration Costs..................                                    1(d)            1             1
  Depreciation, Depletion and
     Amortization....................      196                                         196           127
  Other..............................       (1)                          1(b)           --            --
  Minority Interest..................       --                          --                            --
                                         -----         ----           ----           -----          ----
Total Costs and Expenses.............      275           48             (2)            321           209
                                         -----         ----           ----           -----          ----
Operating Income (Loss)..............      484            3              2             489           318
Interest Expense.....................       --           --              3(e)            3             2
Other Expense (Income) - Net.........       --                          (1)(b)          (1)           (1)
                                         -----         ----           ----           -----          ----
Income Before Income Taxes...........      484            3             --             487           317
Income Tax Expense...................      190            2(f)          --             192           124
                                         -----         ----           ----           -----          ----
NET INCOME...........................    C$294         C $1           C$--           C$295          $193
                                         =====         ====           ====           =====          ====

                                                                    EXHIBIT 99.5

                                                        YEAR ENDED DECEMBER 31, 2000
                                  -------------------------------------------------------------------------
                                    HUNTER                                        HUNTER           HUNTER
                                  HISTORICAL      U.S.                          HISTORICAL       HISTORICAL
                                   CANADIAN       GAAP        CONFORMING           U.S.          U.S. GAAP
                                     GAAP      ADJUSTMENTS    ADJUSTMENTS          GAAP            U.S. $
                                  ----------   -----------    -----------       ----------       ----------
                                                                (IN MILLIONS)
REVENUES........................    C$709         C$34(a)        C$--             C$743             $501
                                    -----         ----           ----             -----             ----
COSTS AND EXPENSES
  Production and Processing.....       56                          (3)(c)            53               36
  Taxes Other than Income
     Taxes......................       --                           3(c)              3                2
  Transportation Expense........       --           34(a)                            34               23
  Administrative................       24                          (2)(d)            22               15
  Interest and Other Financing
     Charges....................       65                         (65)(e)                             --
  Exploration Costs.............       --                           2(d)              2                1
  Depreciation, Depletion and
     Amortization...............      193                                           193              130
  Other.........................        2                          (2)(b)            --               --
  Minority Interest.............       --                          --                --               --
                                    -----         ----           ----             -----             ----
Total Costs and Expenses........      340           34            (67)              307              207
                                    -----         ----           ----             -----             ----
Operating Income................      369           --             67               436              294
Interest Expense................       --           --             65(e)             65               44
Other Expense (Income) - Net....       --           --              2(b)              2                1
                                    -----         ----           ----             -----             ----
Income Before Income Taxes......      369           --             --               369              249
Income Tax Expense..............      161           --             --               161              108
                                    -----         ----           ----             -----             ----
NET INCOME......................    C$208         C$--           C$--             C$208             $141
                                    =====         ====           ====             =====             ====

(a) Reflects reclassification of transportation expenses from revenues to production and processing in accordance with U.S. GAAP.

(b) Reclassify other expenses from operating expense to non-operating expense to conform to BR's presentation.

(c) Reclassify production taxes included in production and processing costs to conform to BR's presentation.

(d) Reclassify certain costs included in general and administrative expense to exploration expense to conform to BR's presentation.

(e) Reclassify interest expense from operating expense to non-operating expense to conform to BR's presentation.

(f) To adjust income taxes related to U.S. GAAP adjustment using a blended statutory tax rate of 43%.

(g) Reflects recognition of unrealized gains on derivative financial instruments in accordance with U.S. GAAP.

2.  PRO FORMA ADJUSTMENTS

(a) To adjust depreciation, depletion and amortization ("DD&A") expense for Hunter based on the step-up to estimated fair value of the assets assuming the acquisition occurred on January 1, 2000 and to record DD&A at a field level under successful efforts method of accounting. The Company's pro forma depreciation, depletion and amortization per mcfe equivalent is $.818 for the year ended December 31, 2000 and for the nine months ended September 30, 2001.

(b) Reflects the increase in exploration expense for the recognition of geological and geophysical expenses, lease rentals and exploratory dry hole costs previously capitalized under the full cost method of accounting for oil and gas properties used by Hunter prior to the acquisition.

                                                                    EXHIBIT 99.5

(c) Reflects increase due to recognition of general and administrative costs under the successful efforts method of accounting for oil and gas properties to conform to BR's accounting policies. These costs were capitalized under the full cost method of accounting for oil and gas properties used by Hunter prior to the acquisition.

(d) Reflects additional pro forma interest expense related to $1.5 billion of fixed rate debt and $400 million of commercial paper issued to fund the Hunter acquisition. It is assumed that the borrowings occurred on January 1, 2000. Interest expense was computed using weighted average interest rates of 6.5% and 2.5% on the fixed rate debt and commercial paper, respectively. A .125 percent change in interest rates would impact pro forma interest expense by approximately $500 thousand and $375 thousand for the year ended December 31, 2000, and the nine months ended September 30, 2001, respectively.

(e) Reflects impairment of unproved leasehold costs acquired under the successful efforts method of accounting.

(f) To reflect the tax effect of the pro forma adjustments. The tax effect was calculated using a blended statutory tax rate of 43% for cost and expense items except for interest expense, which was calculated using a blended statutory tax rate of 79% reflecting the deductibility of interest expense in both Canada and the U.S.